Magellan Gold Signs Earn-In Agreement for Niñobamba Silver/Gold Project in Central Peru

FOR IMMEDIATE RELEASE	October 25, 2016

Reno, Nevada – Magellan Gold Corporation (OTCQB:  MAGE) (“Magellan” or “the Company”) today announced that further to a Letter of Intent announced July 5, 2016, it had concluded a Definitive Agreement with Rio Silver Inc. (TSX.V: RYO) (“Rio Silver”) pursuant to which Magellan has the right to earn an undivided 50% interest in the Niñobamba Silver/Gold Project in central Peru. To earn its 50% interest, Magellan must spend $2.0 million in exploration over three years. The Niñobamba project is comprised of four concessions that total 31 square kilometers (7,660 acres). As announced September 12, 2016, three of the concessions were recently acquired from a Peruvian company owned jointly by Newmont Mining Corporation and Southern Peru Copper Corporation.

“The Niñobamba Silver/Gold Project has all the early indications of a significant, disseminated precious metals system”, said Pierce Carson, CEO. “We are very encouraged by the results of the historical drilling and surface trenching, which returned potential ore grade mineralization over substantial widths. The concessions contain a number of largely untested and open-ended silver and gold anomalies, several of which appear to represent excellent bulk mineable open pit targets.

“With the signing of the Definitive Agreement, we can now proceed with local community agreements and drilling permits that will allow for surface exploration and a first phase of drilling. We anticipate drilling in early 2017. We feel our upcoming programs have the potential to demonstrate substantial value and that our shareholders will be duly rewarded.”

In connection with the Rio Silver transaction, Magellan is obliged to subscribe to two private placement unit financings in Rio Silver, each for aggregate proceeds of Cdn$75,000. The Company completed the first unit private placement on August 23, 2016. The second unit private placement is expected to close within the next ninety days.

About Magellan Gold Corporation

Magellan Gold Corporation (OTCQB: MAGE) is a US public enterprise focused on the exploration and development of precious metals. The Company’s two mineral properties are located in Arizona and in Peru.

The 100% owned Silver District Property in southwest Arizona comprises over 2,000 acres covering the heart of the historic Silver District.  The property contains a near-surface historical drilled resource of 16 million ounces of silver and exhibits exploration promise for significant expansion. The Niñobamba Silver-Gold Property in central Peru, on which the Company has the right to earn a 50% interest, covers 7,660 acres and demonstrates potential for a large, bulk tonnage, silver-gold deposit.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant "reserves." Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.”  Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.  Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contacts:

Magellan Gold Corporation

Pierce Carson (505) 463-9223

John Power (707) 884-3766